SUBURBAN BANCSHARES, INC.                                             EXHIBIT 11
EARNINGS PER SHARE CALCULATION
September 30, 1998

INFORMATION FOR COMPUTATION OF DILUTION
=======================================

Market Price per Share:                                             Daily Average
 First Quarter 1998                                                        $3.6508    61 trading days
 Second Quarter 1998                                                       $4.2398    65 trading days
 Third Quarter 1998                                                        $3.4910    65 trading days
 Fourth Quarter 1998
Average Price for the Period Ended September 30, 1998                      $3.7969   191 trading days

(a) 350,000 Management Stock Options exercisable at $0.10 and outstanding for the entire year

(b) 12,600 options granted 1/22/97 exercisable at $2.625 and outstanding for the entire year

(c)  178,000 options granted 1/21/98 exercisable at $3.50

       First Quarter 1998                                                           Diluted
             178,000 - ((178,000*3.50)/avg price) =                                   7,352

       Second Quarter 1998                                                          Diluted
             178,000 - ((178,000*3.50)/avg price) =                                  31,059

       Third Quarter 1998                                                      Antidilutive
             178,000 - ((178,000*3.50)/avg price) =                                   (459)

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SUBURBAN BANCSHARES, INC.                                             EXHIBIT 11
EARNINGS PER SHARE CALCULATION September 30, 1998

EARNINGS PER SHARE CALCULATION - 1998
=====================================

                                                                    Income           Shares
Basic Earnings per Share:                                         (Numerator)     (Denominator)           EPS
------------------------------------------------------------------------------------------------------------------
  Net Income                                                        $992,600

  Common Shares Outstanding                                                         10,951,218

  Basic EPS                                                         $992,600        10,951,218           $0.09

                                                                    Income           Shares
Diluted Earnings per Share:                                       (Numerator)     (Denominator)           EPS
------------------------------------------------------------------------------------------------------------------
  Net Income                                                        $992,600        10,951,218

  Additional shares to be issued upon assumed exercise of                              350,000
  management stock options

  Shares hypothetically repurchased at the average market                               (9,218)
  price with the proceeds

  Additional shares to be issued upon assumed exercise of                               12,600
  incentive options (b)

  Shares hypothetically repurchased at the average market                               (8,711)
  price with the proceeds

  Additional shares to be issued upon assumed exercise of                              178,000
  incentive stock options (c)

  Shares hypothetically repurchased at the average market                             (105,238)
  price with the proceeds

  Diluted EPS                                                       $992,600        11,368,651           $0.09